                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 033-73130

                               REOFFER PROSPECTUS

                                  1,816 SHARES

                                   SPSS INC.

                                  Common Stock

         This reoffer prospectus relates to an offering of up to 1,816 shares of SPSS common stock, which may be issued to the selling stockholders upon the exercise of stock options granted under the Amended 1991 Stock Option Plan of SPSS Inc. (we refer to it as the "Amended 1991 Plan."

         The common stock being registered may be offered for the account of the stockholders identified under the section heading "SELLING STOCKHOLDERS" on Page 6. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered under this reoffer prospectus. Although SPSS will not receive any proceeds from the selling stockholders' sale of shares of our common stock offered under this reoffer prospectus, we will receive proceeds from any cash exercises of options by the selling stockholders under the Amended 1991 Plan. All proceeds received as a result of the exercise of those options will be used as working capital for our operations. SPSS is paying all of the expenses of registration incurred in connection with this offering.

         The shares of our common stock issued to the selling stockholders are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares of common stock on the NASDAQ National Market, in negotiated transactions, or through a combination of these methods, at prevailing market prices or at privately negotiated prices either directly or through agents or broker dealers, or through any other means described in the section "PLAN OF DISTRIBUTION" beginning on Page 7.

         Our common stock is quoted on the NASDAQ National Market under the symbol "SPSS". On September 11, 2003, the last reported sale price of our common stock on the NASDAQ National Market was $19.20 per share. Our address is 233 South Wacker Drive, Chicago, Illinois 60606 and our phone number is (312) 651-3000.

         The shares offered by means of this reoffer prospectus involve a high degree of risk. You should purchase shares only if you can afford a loss of all or a portion of your investment. See "RISK FACTORS" beginning on Page 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK TO WHICH THIS REOFFER PROSPECTUS RELATES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS REOFFER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Reoffer Prospectus is September 12, 2003

                               TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----
FORWARD-LOOKING STATEMENTS.....................................            1
RISK FACTORS...................................................            1
USE OF PROCEEDS................................................            6
SELLING STOCKHOLDERS...........................................            6
PLAN OF DISTRIBUTION...........................................            7
LEGAL MATTERS..................................................            8
EXPERTS........................................................            8
WHERE YOU CAN FIND MORE INFORMATION............................            8
INFORMATION INCORPORATED BY REFERENCE..........................            9

                           FORWARD-LOOKING STATEMENTS

         This reoffer prospectus contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. We may also make written forward-looking statements in our periodic reports to the SEC, in our press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on the beliefs and assumptions of our management and on information currently available to us. Forward-looking statements include statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "intends", "plans", "estimates", "designed" "may", "could", "predicts" or similar expressions.

         Because we are unable to control or predict many factors that will determine our future performance including financial results, forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in the forward-looking statements contained in this reoffer prospectus and in the information incorporated by reference in this reoffer prospectus. See "WHERE YOU CAN FIND MORE INFORMATION." We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Specific factors that might cause these differences are discussed throughout this reoffer prospectus, including the section entitled "RISK FACTORS."

         SPSS' management believes these forward-looking statements are reasonable. However, because these statements are based on current expectations, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing SPSS. Additional risks and uncertainties not presently known to SPSS or those it currently believes are immaterial could also impair its business operations. If any of the following risks actually occurred, the business and financial conditions of SPSS or the results of its operations could be materially adversely affected, the trading price of SPSS common stock could decline, and you could lose all or part of your investment.

                   OUR FINANCIAL RESULTS AND STOCK PRICE MAY
                     BE AFFECTED BY QUARTERLY FLUCTUATIONS

         The quarterly revenue and operating results of SPSS have varied in the past and may continue to do so in the future. Future revenues and operating results will depend upon, among other factors:

         - the number and timing of product updates and new product introductions;

         -        delays in product development and introduction;

         -        purchasing schedules of its customers;

         -        changes in foreign currency exchange rates;

         -        changes in prescribed accounting rules and practices;

         -        product and market development expenditures;

         -        the timing of product shipments;

         -        changes in product mix;

         -        timing, costs and effects of acquisitions; and

         -        general economic conditions.

         Because expense levels are to a large extent based on its forecasts of future revenues, SPSS operating results may be adversely affected if our future revenues fall below expectations. Accordingly, SPSS believes that quarter-to-quarter comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance.

         SPSS has historically operated with very little backlog because its products are generally shipped as orders are received. As a result, revenues in any quarter are dependent on orders shipped and licenses renewed in that quarter. SPSS has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest operating income. For example, excluding merger and other non-recurring charges and the deferred revenue adjustment in 2000, the percentage of SPSS operating income realized in the fourth quarter was 39% in 1999, 34% in 2000, 39% in 2001, and 41% in 2002. SPSS
can provide no assurance that its operating income realized in any given fourth quarter will remain at historically high percentage levels, which could adversely affect its profitability in any given fiscal year.

         In addition, the timing and amount of SPSS' revenues may be affected by a number of factors that make estimation of operating results before the end of a quarter uncertain. A significant portion of SPSS' operating expenses are relatively fixed, and planned expenditures are based primarily on revenue forecasts. More specifically, in the fourth quarter, the variable profit margins on modest increases in sales volume at the end of the quarter are significant. Should SPSS fail to achieve these fourth quarter revenue increases, net income this period and the fiscal year could be materially affected. Generally, if revenues do not meet its expectations in any given quarter, SPSS operating results will be adversely affected. SPSS was profitable in the ten quarters from December 31, 1994 through June 30, 1997, but had a net loss of $4,196,000 in the third quarter of 1997 due primarily to acquisition charges of $2,911,000 and a charge from the revaluation of specified assets of $5,555,000. In 1998, SPSS was profitable in the first three quarters, but had a net loss of $1,355,000 in the fourth quarter of 1998 primarily due to a merger-related charge and write-off of acquired in-process technology of $5,500,000 and a charge for revaluation of specified assets of $445,000. In 1999, SPSS was profitable in all four quarters. In 2000, SPSS had a net loss of $3,776,000 primarily due to the negative effects of deferring revenues in accordance with AICPA Technical Practice Aids regarding software revenue recognition. This application resulted in a $16,975,000 reduction in net revenues. In 2001, SPSS had a net loss of $21,232,000 primarily due to special general and administrative charges of $14,736,000 related to its integration of acquisitions, merger-related charges of $10,139,000 and write-off of in-process technology of $2,288,000. In 2002, SPSS had a net loss of $7,899,000 primarily due to special general and administrative charges of $9,037,000 related to its integration of acquisitions and its reorganization of the field sales staff, merger-related charges of $2,260,000, write-offs of software of $5,751,000, charges related to the shut-down of its Illumitek investment, and a write-off of in-process technology of $150,000. There can be no assurance that profitability on a quarterly or annual basis can be achieved or sustained in the future.

                    SPSS MAY BE UNSUCCESSFUL IN INTEGRATING
                              RECENT ACQUISITIONS

         In recent years, SPSS has made a significant number of acquisitions, including the acquisition of businesses based outside of the United States. SPSS faces challenges and business integration issues with its February 2001 merger of one of SPSS' wholly-owned subsidiaries with and into ShowCase Corporation, a Minnesota corporation, the October 2001 purchase of specified assets of and strategic alliance with America Online, Inc., its December 2001 merger of one of SPSS' wholly-owned subsidiaries with and into NetGenesis Corp., a Delaware corporation, its February 2002 acquisition of all of the outstanding shares of capital stock of LexiQuest, S.A., a corporation organized under the laws of France, and its June 2002 acquisition of the assets of netExs, a Wisconsin limited liability company. If SPSS loses key personnel from ShowCase, NetGenesis or LexiQuest or in connection with the AOL strategic alliance or is unable to integrate ShowCase's, NetGenesis's, LexiQuest's, or netExs's business or technology or the assets acquired in connection with the AOL strategic alliance into its own effectively, SPSS may experience a material adverse impact on its financial condition. There can be no assurance that the recent acquisitions of ShowCase, NetGenesis, LexiQuest, the NetExs assets or the AOL assets or future acquisitions will be successfully integrated into SPSS.

                       SPSS MAY NOT RESPOND ADEQUATELY TO
                          RAPID TECHNOLOGICAL CHANGES

         The computer software industry is characterized by rapid technological advances, changes in customer requirements, as well as frequent enhancements to and introductions of technologies. The future success of SPSS will depend upon its ability to enhance its existing software and introduce new software products that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. In particular, SPSS believes it must continue to respond quickly to users' needs for greater functionality, improved usability and support for new hardware and operating systems. Any failure by SPSS to respond adequately to technological developments and customer requirements, or any significant delays in software development or introduction, could result in loss of revenues.

      In the past, SPSS has, on occasion, experienced delays in the introduction of new software and enhancements to existing technology, primarily due to difficulties with particular operating environments and problems with software provided by third parties. The extent of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. These delays have most often resulted from "bugs" encountered in working with new versions of operating systems and other third party software, and bugs or unexpected difficulties in existing third party software which complicate integration with SPSS software. From time to time, SPSS has discovered bugs in its software that are resolved through maintenance releases or through periodic updates depending upon the seriousness of the defect. There can be no assurance that SPSS will be successful in developing and marketing new software or enhancements to existing technology on a timely basis or that SPSS will not experience significant delays or defects in its software in the future, which could have a material adverse effect on SPSS. In addition, there can be no assurance that new software or enhancements to existing technology developed by SPSS will achieve market acceptance or that developments by others will not render SPSS technologies obsolete or noncompetitive.

                     SPSS MAY FACE BUSINESS DECLINES DUE TO
                          OUR INTERNATIONAL OPERATIONS

         Revenues from operations outside of North America accounted for approximately 46% of SPSS revenues in 1999, 43% of SPSS revenues in 2000, 50% of SPSS revenues in 2001, and 50% of SPSS revenues in 2002. SPSS expects that revenues from international operations will continue to represent a large percentage of its net revenues and that this percentage may increase, particularly as SPSS further "localizes" products by translating them into additional languages and expands its operations through acquisitions of companies outside the United States. A number of risk factors may affect our international revenues, including:

         -        greater difficulties in accounts receivable collection;

         -        longer payment cycles;

         -        exposure to currency fluctuations;

         - financial, tax and accounting impact of the European Union's adoption of the Euro as legal currency;

         -        political and economic instability; and

         - the burdens of complying with a wide variety of foreign laws and regulatory requirements.

         SPSS also believes that it is exposed to greater levels of software piracy in certain international markets where weaker protection is afforded to intellectual property. As SPSS expands its international operations, the risks described above could increase and, in any event, could have a material adverse effect on SPSS.

                 THE SPSS STOCK PRICE MAY EXPERIENCE VOLATILITY

         There has been significant volatility in the market prices of securities of technology companies, including SPSS, and, in some instances, this volatility has been unrelated to the operating performance of those companies. Market fluctuations may adversely affect the price of our common stock. SPSS also believes that, in addition to factors such as interest rates and economic conditions which affect stock prices generally, some, but not all, of the factors which could result in fluctuations in our stock price include:

         -        announcements of new products by SPSS or its competitors;

         -        quarterly variations in financial results;

         -        recommendations and reports of analysts;

         -        acquisitions; and

         -        other factors beyond SPSS' control.

               SPSS RELIES ON THIRD PARTIES FOR CERTAIN SOFTWARE

         SPSS licenses software from third parties. Some of this licensed software is embedded in SPSS' products, and some is offered as add-on products. If these licenses are discontinued, or become invalid or unenforceable, there can be no assurance that SPSS will be able to develop substitutes for this software independently or to obtain alternative sources in a timely manner. Any delays in obtaining or developing substitutes for licensed software could have a material adverse effect on SPSS.

             SPSS RELIES ON THIRD PARTIES FOR SOFTWARE DISTRIBUTION

         In January 1997, SPSS entered into a Banta Global Turnkey Software Distribution Agreement under which Banta Global Turnkey manufactures, packages and distributes SPSS' software products to SPSS' domestic and international customers and various international subsidiaries. The Banta agreement had an initial three-year term and automatically renews thereafter for successive periods of one year. The Banta agreement was renewed in January 2003. Either party may terminate the Banta agreement for cause by written notice if the other materially breaches its obligations. If Banta fails to perform adequately any of its obligations under the Banta agreement, SPSS' operating results could be materially adversely affected.

                         CHANGES IN PUBLIC EXPENDITURES
                           MAY ADVERSELY AFFECT SPSS

         A significant portion of the revenues of SPSS comes from licenses of its software directly to government entities internationally and in the United States. In addition, significant amounts of the revenues of SPSS come from licenses to academic institutions, healthcare organizations and private businesses that contract with or are funded by government entities. Government appropriations processes are often slow and unpredictable and may be affected by factors outside SPSS' control. In addition, proposals are currently being made in various countries to reduce government spending. Reductions in government expenditures and termination or renegotiation of government-funded programs or contracts could have a material adverse effect on SPSS. In addition, declines in overall levels of economic activity could also have a material adverse impact on SPSS.

                 SPSS MAY BE UNABLE TO CONTINUE TO COMPETE WITH
                COMPANIES IN ITS INDUSTRIES THAT HAVE FINANCIAL
                              OR OTHER ADVANTAGES

         SPSS' historical market for statistical software is both highly competitive and fragmented. SPSS is among the largest companies in the statistical software market, and, based upon sales and comparative assessments in trade publications, SPSS believes that it competes effectively against its competitors. SPSS considers its primary worldwide competitor to be the larger and better-financed SAS Institute, although SPSS believes that SAS's revenues are derived principally from products for purposes other than statistical analysis. StatSoft Inc., STATA, and Minitab, Inc. are also competitors, although their annual revenues from statistical products are believed to be considerably less than the revenues of SPSS. In addition to competition from other statistical software companies, SPSS also faces competition from providers of software for specific statistical applications.

         In the data mining, customer relationship management and business performance measurement markets, SPSS faces competition from many larger and more well funded companies. These companies include SAS, IBM, Fair Isaacs/HNC Corporation, NCR, Oracle, and others, and recent entrants, like E.piphany and NetPerceptions, many of which specialize in customer relationship management in e-commerce settings. With the exception of SAS, these competitors do not currently offer the range of analytical capability SPSS offers and, as a result, are both competitors and potential partners for SPSS technology.

         In all markets, SPSS competes primarily on the basis of the usability, functionality, performance, reliability and connectivity of its software. The significance of each of these factors varies depending upon the anticipated use of the software and the analytical training and expertise of the customer. To a lesser extent, SPSS competes on the basis of price and thus maintains pricing and licensing policies to meet market demand. SPSS believes it is able to compete successfully because of the highly usable interfaces, comprehensive analytical capabilities, efficient performance characteristics, local language versions, consistent quality, and connectivity features of its software, as well as its worldwide distribution capabilities and widely recognized name.

         In the future, SPSS may face competition from new entrants into its markets. SPSS could also experience competition from companies in other sectors of the broader market for business intelligence software, like providers of OLAP (On-Line Analytical Processing) and analytical application software, as well as from companies in other sectors of the broader market for customer relationship management software, like providers of sales force automation and collaborative software, who could add advanced analytical functionality to their existing products. Some of these potential competitors have significantly more capital resources, marketing experience and research and development capabilities than SPSS. Competitive pressures from the introduction of new solutions and products by these companies or other companies could have a material adverse effect on SPSS. There can be no assurance that SPSS will be able to compete successfully in the future.

                SPSS DEPENDS ON KEY EXECUTIVES. A LOSS OF THESE
                EXECUTIVES AND OTHER PERSONNEL COULD NEGATIVELY
                             IMPACT OUR OPERATIONS

         SPSS is dependent on the efforts of various executives and key employees, including its President and Chief Executive Officer, Jack Noonan. The continued success of SPSS will depend in part on its ability to attract and retain highly qualified technical, managerial, sales, marketing and other personnel. Competition for highly qualified personnel is intense. The inability of SPSS to continue to attract or retain highly qualified personnel could have a material adverse effect on its financial position and results of operation. No life insurance policies are maintained on SPSS key personnel.

                   SPSS MAY NOT RECEIVE THE FULL BENEFITS OF
                     ITS INTELLECTUAL PROPERTY PROTECTIONS

         The analytical algorithms incorporated in SPSS software are not proprietary. SPSS believes that the proprietary technology constituting a portion of its software determines the speed and quality of displaying the results of computations, the ability of its software to work in conjunction with third party software, and the ease of use of its software. The success of SPSS will depend, in part, on its ability to protect the proprietary aspects of its software. Attempts by SPSS to protect its proprietary software with trade secret laws and internal nondisclosure safeguards, as well as copyright, trademark and patent laws and contractual restrictions on copying, disclosure and transferability that are incorporated into its software license agreements. SPSS licenses its software only in the form of executable code, with contractual restrictions on copying, disclosures and transferability. Except for licenses of its products to users of large system products and annual licenses of its desktop products, SPSS licenses its products to end-users by use of a "shrink-wrap" license, as is customary in the industry. The source code for all of SPSS software is protected as a trade secret and as unpublished copyrighted work or patents. In addition, SPSS has entered into confidentiality and nondisclosure agreements with its key employees. Despite these restrictions, the possibility exists for competitors or users to copy aspects of SPSS products or to obtain information which SPSS regards as a trade secret. Preventing unauthorized use of computer software is difficult, and software piracy is expected to be a persistent problem for the packaged software industry. These problems may be particularly acute in international markets. In addition, the laws of various countries in which SPSS software is or may be licensed do not protect its software and intellectual property rights to the same extent as the laws of the United States. Despite the precautions taken by SPSS, it may be possible for unauthorized third parties to reverse engineer or copy SPSS products or obtain and use information that SPSS regards as proprietary. There can be no assurance that the steps taken by SPSS to protect its proprietary rights will be adequate to prevent misappropriation of its technology.

         Although SPSS software has never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against SPSS in the future or that any infringement assertion will not result in costly litigation or require SPSS to obtain a license to use the intellectual property of third parties. There can be no assurance that these licenses will be available on reasonable terms, or at all. There can also be no assurance that competitors of SPSS will not independently develop technologies that are substantially equivalent or superior to SPSS technologies.

              CERTAIN STOCKHOLDERS AND OFFICERS AND DIRECTORS MAY
                     CONTROL CORPORATE ACTIONS DUE TO THEIR
                            OWNERSHIP OF SPSS STOCK

         The executive officers and directors of SPSS beneficially own a significant percentage of its outstanding shares of common stock, currently estimated to be approximately 20%. As a result, the officers and directors may be able to influence important corporate decisions that require stockholder approval. The Norman H. Nie Revocable Trust Dated March 15, 1991 (a trust beneficially controlled by Norman H. Nie, the chairman of our board of directors) and affiliates of the Norman H. Nie Trust currently own approximately 5.24% of the outstanding shares of SPSS common stock. If the Norman H. Nie Trust and affiliates of the Norman H.

Nie Trust own in the aggregate at least 12.5% of the outstanding shares of SPSS common stock, the Norman H. Nie Trust would be entitled to nominate a director for inclusion in the management slate for election to SPSS' Board of Directors.

         Because of the combined voting power of the officers and directors of SPSS, these individuals acting as a group may be able to influence its affairs and business, including any determination with respect to a change in control of SPSS, future issuances of SPSS common stock or other securities, declaration of dividends on SPSS common stock and the election of directors. This influence could have the effect of delaying, deferring or preventing a change of control of SPSS which could deprive SPSS stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices.

                     ANTI-TAKEOVER PROTECTIONS MAY MAKE IT
                  DIFFICULT FOR A THIRD PARTY TO ACQUIRE SPSS

         The SPSS Certificate of Incorporation and bylaws contain a number of provisions, including provisions requiring an 80% super-majority stockholder approval of specified actions and provisions for a classified Board of Directors, which would make the acquisition of SPSS, by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult.

         The bylaws of SPSS provide for a staggered board of directors so that only one-third of the total number of directors are replaced or re-elected each year. Therefore, potential acquirers of SPSS may face delays in replacing the existing directors.

         Senior executives and other officers of SPSS may be entitled to substantial payments in the event of their termination without cause or constructive termination following a change of control of SPSS. These payments could have the effect of discouraging a potential acquirer from acquiring control of SPSS.

                    SALES OF SPSS STOCK AVAILABLE FOR FUTURE
                      USE COULD DEPRESS SPSS'S STOCK PRICE

         In addition to the shares of common stock which are outstanding, as of December 31, 2002, there were vested options outstanding held by management to purchase approximately 1,413,112 additional shares of common stock, with an average exercise price of $16.96 per share, and unvested options to purchase approximately 736,060 additional shares of common stock. SPSS has also established a stock purchase plan available to employees of SPSS, which permits employees to acquire shares of common stock at the end of each quarter at 85% of the market price of the common stock as of the day after the end of the quarter.

         No prediction can be made as to the effect, if any, that future sales, or the availability of shares of SPSS common stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock by SPSS or by stockholders who hold "restricted securities," or the perception that these sales may occur, could adversely affect prevailing market prices for the common stock.

                                USE OF PROCEEDS

         All of the shares of common stock being offered by means of this reoffer prospectus are being sold by the selling stockholders, who will receive all proceeds from any sales. We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders. In addition, other than the completion and filing of this registration statement, we will not participate in the offering or sale of the shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         Jack Noonan has served as a Director as well as President and Chief Executive Officer of SPSS since joining SPSS in 1992. Edward Hamburg has served as SPSS' Executive Vice President, Corporate Operations since 1992, as SPSS' Chief Financial Officer since 1993 and as SPSS' Secretary since 1994

         The following table identifies information with respect to the beneficial ownership of our common stock by the selling stockholders immediately before the offering and as adjusted to reflect to sale of SPSS' shares of common stock under this reoffering. The selling stockholders may from time to time offer the shares of common stock offered by means of this reoffer prospectus. We do not know when or in what amounts the selling stockholders may offer shares for resale and we cannot assure you that the selling stockholder will sell any or all of the shares offered by means of this reoffer prospectus.

                                                                             SHARES BENEFICIALLY OWNED
                        SHARES BENEFICIALLY OWNED         NUMBER OF         AFTER POTENTIAL SALE OF ALL
                        AS OF SEPTEMBER 12, 2003(1)     SHARES OFFERED        SHARES OFFERED HEREBY(2)
  SELLING               ---------------------------    AND MAY BE SOLD      ---------------------------
STOCKHOLDER             NUMBER           PERCENTAGE       HEREBY             NUMBER         PERCENTAGE
-----------             ------           ----------    ---------------      -------         -----------
Jack Noonan             520,424(3)         2.999%         1,385             519,039(3)        2.991%

Edward Hamburg          252,893(4)         1.457%           431             252,462(4)        1.455%

* Less than 1% of the issued and outstanding shares of SPSS' common stock.

(1) Based upon 17,350,499 shares of common stock outstanding on September 8, 2003. SPSS has relied on information provided by the selling stockholders to determine the number of shares of our common stock which the selling stockholders owned as of September 12, 2003.

(2) Assumes the sale of all shares that may be offered pursuant to this reoffer prospectus and that no other shares beneficially owned by the selling stockholders are sold.

(3) Includes 508,255 shares which are subject to options exercisable within 60 days.

(4) Includes 212,800 shares which are subject to options exercisable within 60 days.

                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell all or a portion of the shares being offered by means of this reoffer prospectus by one or more of the following methods:

         - on the NASDAQ National Market, or such other exchange on which SPSS' common stock may from time to time be trading;

         -        in privately negotiated transactions or otherwise;

         -        at fixed prices that may be changed;

         -        at market prices prevailing at the time of sale;

         - at prices related to such market prices or at prices otherwise negotiated;

         - block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         -        purchases by a broker or dealer as principal;

         - an exchange distribution in accordance with the rules of such exchange;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         -        short sales; or

         -        a combination of any of the above methods of sale.

         In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders, or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share. To the extent a broker-dealer is unable to sell a specified number of shares acting as agent for the selling stockholders, it will purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may resell the shares from time to time in transactions that may involve block transactions of the nature described above, in the over-the-counter market, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with resales, broker-dealers may pay to or receive from the purchasers of the shares commissions as described above.

         Each selling stockholder may be deemed an "underwriter" as defined in the Securities Act of 1933 in connection with the sale of the shares offered by this reoffer prospectus. Any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be considered to be "underwriters" within the meaning of the Securities Act in connection with sales in which they participate. If any broker-dealers or agents are considered to be "underwriters," then any commissions they receive and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act of 1933.

         From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in SPSS' common stock, and may sell and deliver the shares in connection with these transactions or to settle securities loans. If the selling stockholders engage in such transactions, the price of our common stock may be affected. From time to time the selling stockholders may pledge its shares pursuant to the margin provisions of its agreements with its brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares from time to time.

         The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the Securities Exchange Act of 1934 and the related rules and regulations, including Regulation M, to the extent it applies. The Securities Exchange Act of 1934 and related rules may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other person that may affect the marketability of the shares. The selling stockholders also must comply with the applicable prospectus delivery requirements under the Securities Act of 1933 in connection with the sale or distribution of the shares.

         We are required to pay certain fees and expenses incident to the registration and purchase of the shares by the selling stockholders.

                                 LEGAL MATTERS

         The legality of the shares of our common stock being offered by means of this reoffer prospectus has been passed on for SPSS by McGuireWoods, LLP, Chicago, Illinois.

                                    EXPERTS

         The consolidated financial statements and schedule of SPSS as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-8 with the SEC under the Securities Act of 1933 to allow the selling stockholders to resell the common stock offered by means of this reoffer prospectus. This reoffer prospectus, which is a part of the registration statement, does not contain all of the information identified in the registration statement. For further information about us and the common stock offered by means of this reoffer prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this reoffer prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

         SPSS is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. In accordance with those requirements, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any document we file at the SEC's public reference rooms at the following location:


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

                              Judiciary Plaza
                              450 Fifth Street, N.W.
                              Room 1024
                              Washington, D.C., 20549

         You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms and the procedure for obtaining copies. The documents that SPSS files with the SEC, including the registration statement, are also available to you on the SEC's web site. You can log onto the SEC's web site at http://www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring to those documents. As a result, you may need to review other documents filed by SPSS with the SEC to obtain more information. Information is incorporated into this reoffer prospectus in two ways. First, if information is contained in a document that SPSS filed with the SEC before the date of this reoffer prospectus, the document is specifically identified below. Second, all of the information provided in a periodic or other report or proxy statement filed by SPSS with the SEC after the date of this reoffer prospectus is incorporated by reference.

         The information contained in the documents we incorporate by reference is considered a part of this reoffer prospectus. Additionally, because information concerning SPSS, whether contained in this reoffer prospectus or in a document incorporated by reference, will be amended or superseded by more current information contained in later filed documents, the information that we file with the SEC after the date of this reoffer prospectus will update and supersede older information contained in, or incorporated by reference into, this reoffer prospectus.

         We incorporate by reference into this reoffer prospectus all the documents listed below:

         - The annual report of SPSS Inc. on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on April 2, 2003;

         - The quarterly report of SPSS Inc. on Form 10-Q filed with the SEC on August 13, 2003 for the fiscal quarter ended June 30, 2003;

         - The quarterly report of SPSS Inc. on Form 10-Q filed with the SEC on May 15, 2003 for the fiscal quarter ended March 31, 2003;

         - The current report of SPSS Inc. on Form 8-K, dated July 30, 2003, filed with the SEC on August 1, 2003;

         - The current report of SPSS Inc. on Form 8-K, dated July 29, 2003, filed with the SEC on July 31, 2003;

         - The current report of SPSS Inc. on Form 8-K, dated April 30, 2003, filed with the SEC on May 5, 2003;

         - The current report of SPSS Inc. on Form 8-K, dated April 30, 2003, filed with the SEC on May 2, 2003;

         - The proxy statement filed with the SEC on May 19, 2003, for SPSS' annual meeting of stockholders held on June 18, 2003, except for the compensation committee report contained therein; and

         - The description of the common stock of SPSS, Inc. contained in its registration statement filed with the SEC on a Form 8-A dated August 4, 1993 pursuant to Section 12 of the Securities Exchange Act of 1934.

         In addition to the documents listed above, SPSS incorporates by reference into this reoffer prospectus all documents filed by SPSS with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this reoffer prospectus and until all of the common stock being offered by means of this reoffer prospectus have been sold by the selling stockholder or the registration statement which SPSS has filed with the SEC relating to the common stock ceases to be effective.

         We will deliver a free copy of any document incorporated by reference into this reoffer prospectus but not delivered with this reoffer prospectus to anyone who receives this reoffer prospectus. Exhibits filed with the documents that are incorporated by reference into this reoffer prospectus will be delivered only if the exhibits have been specifically incorporated by reference. Requests for any of these documents may be made in writing or orally and should be directed to: Chief Financial Officer, SPSS Inc., 233 South Wacker Drive, Chicago, Illinois 60606, (312) 651-3000.

         No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this reoffer prospectus; any information or representation not contained herein must not be relied upon as having been authorized by SPSS or the selling stockholders. This reoffer prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities covered by this reoffer prospectus by SPSS or the selling stockholders in any state to any person to whom it is unlawful for SPSS or the selling stockholders to make such offer or solicitation. Neither the delivery of this reoffer prospectus nor any sale made hereafter shall, under any circumstances, create an implication that there has been no change in the affairs of SPSS since the date hereof.

         All selling stockholders that effect transactions in the shares of common stock offered by means of this reoffer prospectus are required to deliver a copy of their reoffer prospectus to any purchaser of the shares of common stock at or before the time a certificate representing the shares of common stock is delivered to the purchaser.

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